Second Quarter 2026 Results

August 04, 2026



Eve Holding, Inc.

Second Quarter 2026 Results

Financial Highlights

Eve Air Mobility is an aerospace company dedicated to developing an eVTOL (electric Vertical Takeoff and Landing) aircraft and the Urban Air Mobility (UAM) ecosystem. This includes aircraft development, Services & Support solutions like Eve TechCare® and Eve Vector®, an Urban Air Traffic Management system. Eve is pre-operational. We do not expect meaningful revenue, if any, during the aircraft development phase. Financial results during this period are expected to be driven mostly by program development costs.

Eve reported a net loss of $34.2 million in 2Q26 versus $64.7 million in 2Q25. The reduction in net loss in 2Q26 was mainly due to lower Research & Development expenses. These costs and activities are necessary to advance our suite of UAM products and services, including the Master Service Agreement (MSA) with Embraer. R&D expenses were $28.9 million in 2Q26 compared to $45.7 million in 2Q25 and reflect better than expected supplier contract negotiations and program development updates. The decrease came despite continuous supplier engagement and R&D activity – including eVTOL development and allocation of Embraer engineering resources to our project. R&D continues to demand additional program development activities and testing infrastructure. The MSA primarily drives our R&D costs with Embraer, which performs several critical activities for Eve.

Selling, General & Administrative (SG&A) was relatively flat yoy, at $8.3 million in 2Q26 ($8.2 million in 2Q25). The number of direct Eve employees remained unchanged yoy at 185 contributors, and despite the c.8% appreciation of the Brazilian Real versus the US Dollar, personnel and outsourced expenses decreased by about 5% yoy – Eve is already capturing some of the additional cost savings and synergies identified with Embraer. This decrease was offset by higher depreciation charges, reflecting the growth of Eve's fixed-asset base.

Eve's total cash consumption in 2Q26 was $49.4 million – vs. $56.9 million in 2Q25, despite continuous design & development activities, with some MSA-related payments deferred to the beginning of the third quarter. Including this payment, Eve's full year 2026 cashflow consumption is expected to reach the mid-range of our guidance at $250 million as we start to capture additional synergies with Embraer. Eve's Cash, Cash Equivalents, and Financial Investments totaled $403.3 million at the end of 2Q26. Total liquidity – including undrawn credit lines with the Brazil's National Development Bank (BNDES) and a grant, reached a $531.3 million. We believe this funding is sufficient to support our operations and program investments through 2028.

Key Financial Indicators

USD millions	2Q26	2Q25	1H26	1H25
INCOME STATEMENT				
Research & Development (R&D)	(28.9)	(45.7)	(88.0)	(90.4)
Selling, General & Administrative (SG&A)	(8.3)	(8.2)	(15.5)	(16.1)
Interest Income / Other Non-Operating Expenses, net	0.1	(10.4)	(2.3)	(7.1)
Net Earnings / (Loss)	(34.2)	(64.7)	(103.0)	(113.5)
CASH FLOW				
Net Cash Used in Operating Activities	(47.2)	(55.6)	(115.3)	(80.5)
Net Additions to PP&E	(2.1)	(1.3)	(2.7)	(1.7)
Free Cash Flow*	(49.4)	(56.9)	(118.0)	(82.2)
Net Cash Provided by Financing Activities	9.1	11.2	126.2	20.5
BALANCE SHEET				
Property, Plant & Equipment (PP&E)			13.9	5.7
Other Assets			40.6	12.6
Total Payables			124.3	79.9
Cash, Cash Equivalents, Financial Investments (Beg. of period)			392.5	303.4
Cash, Cash Equivalents, Financial Investments (End of period)			403.3	242.7
Total Debt			308.9	154.6
Total liquidity including BNDES Standby Facility and grant**			531.3	375.5

Notes

* Free Cash Flow is a non-GAAP measure and includes Net Cash Used in Operating Activities, Net Additions to PP&E

** Total Liquidity is a non-GAAP measure and includes Cash, Cash Equivalents, Financial Investments and undrawn BNDES standby facility

Engineering Prototype Flight Campaign

Our engineering prototype flew for the first time in December 2025 and was immediately deployed into an intense and multi-stage flight campaign. While its flights will not count toward certification, it is being extensively used to gain knowledge and flight experience in an aircraft representative of the final vehicle. The prototype features similar systems and the same Lift + Cruise configuration that will be present in our commercial aircraft. It also uses the same suppliers and several components, and it takes off and lands vertically, with a transition to and from cruise in between.

However, the engineering prototype doesn't include all final systems, subsystems, and redundancies of a certifiable aircraft, and it therefore does not carry a pilot onboard. Rather, the aircraft is controlled remotely from a Remote Pilot Station (RPS) truck.


EXPERIMENTAL

Eve's testing approach builds upon decades of Embraer experience. It is designed to leverage ground equipment as much as possible, with dedicated rigs, high-fidelity simulations, and wind tunnel tests. The flight-testing phase is the final stage in the campaign and tests what cannot be tested with ground equipment. This approach reduces program risks, shrinks timelines and total development costs.

Moreover, our protocol means that the components, configuration, and other specifications of our prototype are all mature and close to the final iteration of the aircraft. In the end, this helps prevent the assembly of several prototype iterations – and associated time and costs and indirectly helps expedite our certification and entry into service efforts.

Hover Flights

The first stage consisted of hover and initial maneuvers used to validate the characteristics of vertical flight – in hover, the aircraft performed vertical take-off and landing procedures. Although it gradually climbed to higher altitudes and remained airborne longer, it initially remained in a fixed position in space before evolving into airborne maneuvers with the aid of the lifter propulsion system.

In this phase, the aircraft operated within a controlled envelope, gradually reaching a maximum altitude of 50ft, a total area of 27,000 ft2, a maximum controlled speed of 10 knots, and a maximum climb speed of 250ft/minute.

Once the flight-test engineering team had gained the necessary knowledge and built enough confidence in the aircraft's performance after the hover stage, it began to extend its flight envelope. Test pilots started to perform more complex maneuvers – side-to-side movements, on-axis rotations, and longitudinal displacement, thus departing from the previous fixed-position protocol.

Aerial maneuvers were performed in an area of 240,000 ft2, maximum altitude of 100 ft and speed of 15 knots, and climbing/descending speeds were limited to 375 ft/min.

The test envelope was further expanded; the team started executing four-axis maneuvers – up from three-axis, to gauge pitch, roll, yaw, and vertical action of the aircraft against our computer models. This was done to validate the aerodynamic and loads models and to support progression to higher speeds and a broader envelope. The maneuvers also enabled larger control deflections — the deployment of flight controls (elevators, ailerons, rudder) that change the airflow and pressure gradients around air-control surfaces to maneuver the aircraft.

By April, the aircraft had completed 59 flights, with 2 hours and 27 minutes of total airtime. Importantly, all flights were planned to validate aircraft or component operating and/or performance metrics. With that, the Eve flight test team successfully validated 132 points, enabling continued campaign progress with high-quality flights.

At the end of the hover phase – and in preparation for transition flights, our engineering team performed a scheduled software upload, as well as additional load calibration and a battery of ground tests. This included further lifter/pusher motor ground tests and synchronization of all systems before taking to the air again. This was a critical step to clear the prototype for more complex operations demanded by transition flights.

The lessons learned from initial hover phase and updates assures readiness for envelope expansion and entry into the transition regime, tightening the link between simulator predictions and real flight behavior.


PROTOTYPE FLIGHT CAMPAIGN
TRANSITION PHASE
HOVER PHASE
66
TOTAL FLIGHTS
2h 46min
TOTAL FLIGHT TIME
Ground tests
59
66
3:36
3:14
2:52
2:31
2:09
1:48
1:26
1:04
0:43
0:21
0:00
Dez-25
Jan-26
Fev-26
Mar-26
Apr-26
May-26
Jun-26
Jul-26
Total flights
Total time (hours:minutes), right axis
Denotes two flights / day
As of August 3, 2026, timeline not to scale

Transition Flights

With the successful completion of the software update and ground tests, Eve resumed the prototype's flight campaign in July. The campaign is progressing as planned, with hover and initial forward flights completed from 10-15kts. The goal is to continue progressing the speed envelope, and on July 18 the prototype reached 18kts, with momentary low revolutions per minute (RPM) pusher engagement for the first time.

The transition phase of flights will evolve gradually starting with partial transition – in which lifters continue engaged for vertical support. In this phase, the prototype will move at faster speeds and accrue forward miles in preparation for the next stage. Pilots will gradually expand the flight envelope to cover longer distances and larger areas.

We expect to perform ~30 flights during this phase, including faster flights, altitudes up to 200 feet, an area of 2.2 million square feet, and vertical speeds up to 500 feet/minute. We expect forward flights below 60kts in this stage before evolving to full transition.



The lifter rotors of our aircraft are tilted outward and forward, rather than flat against the ground. It is precisely these angles of attack that allow the aircraft – with rpm differences between the different lifters, to maneuver in the air and to move forward/backward without the need for pusher assistance. The flight computer interprets pilot command on the flight control and determines the appropriate rpm of each lifter to deliver the intended command.

Once the flight test team has gathered sufficient data and confidence through partial transition flights, the campaign will progress to full transition. In this phase, the prototype will perform the entire intended mission of the eVTOL. The aircraft will take off horizontally, powered by its eight lifters, and once airborne, the pilots will engage the pusher to generate forward momentum. At around 60/80 knots – depending on air temperature, humidity, and density – the air flowing through the wings will provide all the necessary lift for the aircraft; the lifters will be powered down, and propellers will fold forward to reduce aerodynamic resistance, and the aircraft will fly like a typical airplane. The aircraft will continue to increase flight distance, time, and speed, among other metrics. We expect a further ~40 full-transition flights, with speeds capped at 100kts.

The landing procedure is the same as the take-off, but with the sequence of events reversed. The pusher will be turned off, and the aircraft will start to slow. The lifters will engage when the transition speed is reached, and the pilot will maneuver the aircraft towards its landing site.

Final assessment

The last phase of the flight campaign involves planned failures – motor shutdowns, system malfunctions, etc. This will allow our flight engineering team to validate and refine safety procedures and protocols for the fly-by-wire software and pilots in the event of in–flight emergencies.

Certification Campaign

Brazil's Civil Aviation Authority (ANAC) published the Basis of Certification for Eve's eVTOL in the country in November 2024. This is a major milestone for the eVTOL industry and will allow Eve to progress towards ANAC Type Certification (TC) and seek validation with the FAA (Federal Aviation Administration).

ANAC's Basis of Certification establishes the first set of airworthiness criteria for eVTOLs in Brazil and follows Eve's application for TC in 2022. It is a standard process for developing a new certification basis and an important milestone in the project. Following the definition of the airworthiness criteria, Eve has been proposing and aligning the Means of Compliance with ANAC – the specific tests, analyses, and simulations that must be successfully performed for TC to be granted. These tests verify the aircraft design requirements and ensure that construction meets the safety standards outlined in the Basis of Certification.

Eve has aligned most of the Means of Compliance with ANAC, and some suppliers have already initiated performance certification tests, thus anticipating some of the certification-related efforts.

The conclusion of the Means of Compliance will enable Eve to start the certification campaign for Eve 100. Importantly, because the certification protocol allows ground tests (with the aid of rigs, high-fidelity simulations, our Iron Bird, and other ground equipment) to earn certification credits, our certification campaign will begin before the initial flights of the certification-compliant prototypes.

The certification campaign for the conforming aircraft will follow a similar protocol to that used for our engineering prototype. The certification prototypes will conduct ground tests and will fly only in the last stage of the campaign. With that, when they start flying – and accumulating certification credits, Eve will already have progressed ground in the certification campaign. This expedites the certification campaign and reduces risks and costs across the entire process.

While Eve's primary certifying authority is Brazil's ANAC, the company formalized validation with the FAA in 2023. This will enable Eve to actively work with the FAA during the ANAC certification process and to pursue the concurrent TC validation, expected for 2028. Eve, ANAC and FAA certification leadership met recently to discuss next steps and 2026 deliverables to continue advancing the certification plans and ensuring alignment between the Brazilian and the U.S. certification authorities.

Eve also applied for the European Union Aviation Safety Agency (EASA) Type Certificate validation in March 2026 – accepted last April. Next steps with EASA include initial product familiarization activities and further technical discussions. We expect to initiate EASA certification tests in mid-2028 and certification process to last ~18 months.


Eve Advances Global Certification Path for Eve 100

Additionally, on July 19 ANAC published the Proposed Noise Certification Criteria for Eve 100, our commercial aircraft. This is a major step towards establishing the environmental certification framework for eVTOLs. The publication is the result of extensive engagement between Eve and ANAC and draws on existing aviation-noise regulations, adapting them to the specific characteristics of Eve 100 and its future operations. It is a key milestone in the Eve 100 certification process and demonstrates continued progress toward type certification. It also reflects broader international efforts led by aviation authorities and industry stakeholders to develop harmonized approaches to emerging technologies. Eve continues to participate actively in global regulatory discussions, helping support the development of future noise standards for advanced air mobility.

As part of the certification process, the proposed criteria are intended to evaluate the acoustic characteristics of Eve 100 throughout phases of flight, supporting a comprehensive understanding of the aircraft's environmental footprint before commercial operations begin.

Noise reduction has been a key consideration throughout the development of Eve's eVTOL. Drawing on a Lift & Cruise architecture, the aircraft has been designed to deliver a quieter experience than conventional helicopters. Eve's approach to community acceptance is also supported by insights from its Visual & Sound Perception Study, conducted in collaboration with the Royal Netherlands Aerospace Centre. Using virtual reality and sound simulations, the study engaged more than 100 participants across New York, Orlando and San Francisco to better understand how communities perceive the sights and sounds of eVTOL operations in different urban and suburban settings. Alongside acoustic modeling assessments, engineering prototype flight testing continues to support Eve's efforts to understand better and optimize Eve 100's noise characteristics as the program advances.

ANAC has also opened a consultation with industry stakeholders on updated airworthiness criteria, which marks another important step in the Eve 100 Type Certification process and contributes to the development of a robust regulatory framework for eVTOLs. Following the consultation period, which will remain open until August 18, ANAC will review the comments received and assess potential refinements to the criteria. Eve will continue working with ANAC on the Eve 100 certification process, while also supporting alignment with other aviation authorities, including the FAA and EASA, as part of its broader international certification strategy.


IRON BIRD 1


IRON BIRD 2

Eve inherited many of Embraer's development processes, including specialized rigs to thoroughly test individual components before incorporating the optimal configuration into the final architecture, rather than assembling a whole aircraft from the outset. This approach expedites design, testing, and certification processes, reducing overall developmental costs.

Eve has deployed several rigs to test different components separately, including battery, lifters, actuators, among others. Furthermore, we have now deployed our second Iron Bird – used to integrate flight control systems. In total, Eve has accumulated approximately 15.000 hours of tests in all different rigs.

Iron Bird 1 simulates the entire aircraft, and is a structure built specifically to accommodate the actual hardware that will be present in the aircraft, including motors, battery, inverters, actuators, avionics, electrical, and hydraulic systems, etc., during the testing phase, serving as a skeleton of an eVTOL.

Iron Bird 1 is connected to a flight simulator and controlled by a pilot. The system physically responds to pilot inputs through the flight control system or joystick. The motors (lifters and pushers) spin at the required speed to generate the appropriate power, while actuators control the flight surfaces. Avionics record performance metrics. Throughout, the battery powers the system, and Embraer's proprietary 5th-generation fly-by-wire ensures pilot commands stay within safe operational limits.

Importantly, although the Iron Bird is a "de-constructed" eVTOL, it is built with the exact specifications of the final aircraft – the electric and electronic cables and wires have the same length, width, and insulation, the motors are the same, as are other components. It uses the same battery and the same thermal management system as the final aircraft. The Iron Bird allows comprehensive assessment of component behavior, durability, and system integration in a controlled environment. This helps identify issues, optimize performance, and validate design choices before full aircraft assembly or flight, reducing risks and costs during development and certification. It also yields valuable data for our TechCare suite of aftermarket services, as it can predict component wear and tear and airframe structural integrity, enabling preventive maintenance.

Eve Ecosystem Development

Eve announced a partnership with the Florida Department of Transportation (FDOT) for a focused UAM initiative at SunTrax Air.

The FDOT-led initiative will bring together Eve's expertise in eVTOL aircraft, operations, and services with SunTrax Air's research, testing, and validation capabilities. The effort will focus on delivering insights into the infrastructure, operational procedures, and airspace navigation procedures needed to enable the safe and efficient integration of UAM into Florida's transportation network.

Owned and operated by FDOT, SunTrax Air serves as Florida's dedicated UAM research and development hub, providing a collaborative environment to evaluate technologies, operational concepts, and supporting infrastructure for next-generation aviation.

The partnership builds on the growing relationship between Eve and FDOT. Through ongoing collaboration, the organizations will work to position Florida as a national leader in UAM. Using SunTrax Air's purpose-built research and testing environment, they will evaluate operational concepts, infrastructure readiness, passenger experience, and future ecosystem requirements, creating a foundation that supports Florida's long-term transportation strategy while helping accelerate the commercialization of UAM.

In parallel, Eve continues to support the development of the ecosystem for the adoption of Urban Air Mobility. Eve signed a Memorandum of Understanding (MoU) with Hitachi – a global technology leader in electrification-to address one of the key challenges to ensure that vertiports can be reliably connected to the power grid and equipped to handle high-demand, high-frequency operations. This includes enabling robust and sufficient power capacity, managing fast-charging cycles, and integrating new demand into existing energy systems.


HITACHI

The companies will assess the requirements for enabling vertiport operations, including power availability and high-power charging for eVTOL aircraft. Hitachi will leverage its Grid-eMotion® charging infrastructure, already deployed globally and adapted to the specific requirements of eVTOL operations. The solution optimizes power usage and ensures reliable energy and stable performance for eVTOL high-demand applications.

The collaboration will also explore the potential to repurpose aircraft batteries for energy storage after their aviation lifecycle, thereby enhancing the overall ecosystem's sustainability. The agreement also establishes a path for joint business modeling and coordinated customer engagement to enable the global scale-up of urban air mobility infrastructure.

Total Cash Consumption Between $225 and $275 Million

With intensifying program development efforts, increased engagement with suppliers, and initial assembly of our certification prototypes, Eve expects to consume between $225 million and $275 million in 2026. This compares to $196.5 million demanded by the program in 2025 (adjusted for working capital impact), $141.2 million in 2024, and $94.7 million in 2023.

The additional program activities require more engineering hours under our Master Service Agreement with Embraer. We will also acquire raw materials and parts for certification-conforming prototypes. During the year, engagement with selected suppliers will increase, and we will receive equipment. This will trigger more cash consumption in the coming months as we begin flight tests of our full-scale prototype.

We expect our investments and expenses to stay high in the upcoming quarters, mainly due to strong engineering engagement and possible supplier payments. Still, we are confident that our current liquidity can fund operations, design, and certification efforts through 2028.

With $118.0 million consumed in the first semester, cash use is within our expected cash-consumption goals for the full year.

Latest Highlights

Eve air mobility achieves first transition flight milestone, advancing eVTOL program toward wing-borne flight

The flight is the first time that the aircraft's pusher propulsion system is activated while in the air and it confirms the key features of Eve's eVTOL design.

On August 3, Eve announced that its engineering prototype has completed its first partial transition flight, marking an important milestone in the development and testing of the company's eVTOL.

The flight involved the activation of the aircraft's rear pusher propeller and thus signified the start of the transition phase from vertical to wing-borne flight. During the test, the aircraft attained a stabilized speed of 27 knots and a maximum ground speed of 30 knots whilst the pusher was activated up to 1,200 RPM.

The flight took 3 minutes and 9 seconds, travelled approximately 0.84 nautical miles and attained a maximum height of 90 feet above ground level.

The transition phase is one of the most critical aspects of eVTOL flight, as it involves the aircraft moving from vertical lift to forward flight. The successful completion of this initial partial transition test further advances Eve's efforts to expand the aircraft's flight envelope and validate system performance.

Eve's flight test engineering team is continuing ongoing loads and structural analyses to support future envelope expansion. Following the aircraft's flight-testing program, the company plans to conduct datalink testing to validate radio link performance and support operations at speeds up to 50 knots.

Over the coming weeks, Eve expects to progressively expand the aircraft's airspeed envelope, including additional flights with pusher activation as part of the broader transition flight-test campaign.



Watch the flight video here

Eve Completes Hover & Low-Speed Flights Block, Advancing eVTOL Toward Transition Flight Testing

59 successful flights and 2:27:33 of accumulated flight time strengthen confidence in control, loads and aero-propulsion models, as ground tests prepare the aircraft for transition flight testing

On May 21, Eve announced the successful closeout of the hover & low-speed flights block in the flight test campaign of its full-scale engineering prototype. The completed block generated high-fidelity data and knowledge gains that continue to mature the program as Eve progresses toward transition flight testing.

The milestone reflects Eve's disciplined building-block approach, which expands the flight envelope step-by-step and validates models, control laws and aircraft behavior against real-world data before moving into more complex tests. Each completed block strengthens the technical foundation for the next, tightening the correlation between simulation predictions and flight behavior.

In this phase, the aircraft demonstrated stable hover performance and predictable handling through progressively more demanding maneuvers. The team first completed the low-speed input phase below 15 knots, executing activities to validate control laws, downwash effects, thermal behavior and the propulsion model. As testing progressed, operations expanded to approximately 20 knots of ground speed (vehicle speed), including simultaneous four-axis maneuvers to further validate aerodynamic and load models, supporting progression to higher speeds, a broader envelope and larger control deflections.

Notable milestones from this phase include the execution of more than 100 flight test points and the first demonstrations of autoland and the simplified fly-by-wire mode, a secondary layer of the fly-by-wire system that is activated when the normal mode is unavailable. The aircraft also reached 215 feet above ground level (AGL) and flew for 3 minutes and 48 seconds. Throughout testing, the aircraft showed consistent behavior under simultaneous four-axis inputs. Recorded noise levels remained in line with expectations, while propulsion and battery performance were better than anticipated.

Eve's engineering prototype conducted planned ground tests in preparation for the transition flights block, beginning in summer 2026 (July/August). The transition phase is designed to further strengthen the development of the final aircraft by expanding the envelope and validating performance as the program advances toward wingborne flight.


MOBILITY REIMAGINED

Eve Air Mobility Touches Down at Farnborough with Real Flight Progress and a Clear Path to Certification

From active flight testing to upcoming transition milestones, Eve arrives with measurable execution and momentum.

On July 19, Eve arrived at the 2026 Farnborough International Airshow at a defining moment. Its electric Vertical Take-Off and Landing program has moved decisively beyond concept and into active flight testing, evaluation, and continuous refinement, advancing on a clear and disciplined path toward certification.

Since its first flight in December 2025, Eve's engineering prototype has completed dozens of successful test flights, generating critical performance and systems data. The program is preparing to enter transition flight evaluation this quarter, while production of six conforming prototypes is set to begin later this year. Eve's presence at Farnborough underscores a program executing with discipline, supported by Embraer's 56 years of aerospace expertise and focused on enabling scalable urban air mobility.

Eve showcased its full-scale eVTOL mock-up at the Eve Air Mobility Pavilion (D-030) adjacent to the Farnborough flight line. The exhibit demonstrated the aircraft's maturity and provided stakeholders with a tangible view of its design and configuration. Eve also showed a flight simulator, which offered an immersive experience, allowing visitors to experience expected pilot interaction and operational performance. Together, these elements highlighted Eve's progress toward certification and commercial readiness.

On July 19, Eve hosted a press briefing at the pavilion, where CEO Johann Bordais presented updates on the company's execution roadmap and growth strategy. The session highlighted how Eve's integrated solutions reduce operational barriers and accelerate adoption, with a focus on key milestones, strategic partnerships, and efficient scaling.

Backlog, Order Pipeline

eVTOL Orders

Currently, Eve's order pipeline totals approximately 2.7K units, with a total non-binding backlog value of approximately $13.5 billion. This value is based on a list-price methodology, a customary practice in the aviation industry, that incorporates internal and external factors to define a standard price. Eve will not disclose specific deal prices and will use the list price as a reference for future transaction values. Our initial order pipeline is based on non-binding Letters of Intent (LOI) and is therefore subject to change, consistent with customary aviation practices.

Eve's current client base comprises 28 customers, with no client representing more than 15% of the total order book, including options. The order book is further diversified by the industries in which these customers operate, with fixed-wing operators accounting for 41%, helicopter operators for 29%, lessors for 17%, and ride-sharing platforms for 7%.

Lastly, Eve has received LOIs from clients in nine countries across five continents. The Americas account for close to three-fourths of Eve's backlog value, with North America representing 56% and South America 18%. Europe accounts for 10% of the LOIs, while Asia accounts for 9%.


EVE BACKLOG
New LOIs (aircraft) signed in 2Q26
30
moov
16
SHEARWATER GLOBAL CAPITAL
A Bay Point Company
~2.7K
Pre-ordered eVTOLs (Firm + LOIs)
100
Under Binding Agreement
~$13.5B
Pre-order Book Value*
~$500M
Under Binding Agreement*
*Based on current List Price

TechCare

Eve is replicating elements of Embraer's proven business model, namely the design, manufacturing, and sale of aircraft. In addition, Eve will provide services and support worldwide on an agnostic basis. With that, Eve is uniquely positioned to serve its customers by leveraging Embraer's global presence with local support and has secured non-binding contracts for service solutions across the world with 12 customers. Combined, these customers have placed LOI's for approximately 900 of our eVTOLs, or 39% of our order book.

These contracts include Maintenance, Repair and Overhaul, training, battery services, data integration, spare parts solutions, and component repair. These functions will be enhanced by a MOU signed with DHL Supply Chain to optimize the supply chain to service centers. The MOU will also focus on batteries and the specific requirements for transport, storage, and disposal.

These non-binding service contracts are expected to generate potential revenues of $1.4 billion during the first few years of vehicle operation, and because of our agnostic approach to the maintenance business, services and support revenues could precede the first delivery of our eVTOL. Lastly, in addition to eVTOL sales and Services & Support solutions, Eve is also developing Vector and has signed LOIs from 21 customers globally.

Eve's eVTOL concept and design

Rather than relying on traditional combustion engines, eVTOL aircraft are designed to use electric motors, providing an alternative means of transportation in urban markets that do not produce carbon emissions. Eve's design uses a conventional fixed wing and empennage, rotors, and a pusher, giving it a practical and intuitive Lift + Cruise design that favors safety, efficiency, reliability, and certifiability while being environmentally friendly.

With an expected range of 60 miles (approximately 100 kilometers), Eve's aircraft has the potential to not only offer a sustainable and affordable commute but also to reduce sound levels compared to conventional helicopters.



Its human-centered design ensures the comfort of passengers, the pilot, and the community by minimizing sound. The all-electric aircraft features dedicated rotors for vertical flight and a fixed wing for cruise, with no components required to change position during flight. It will be piloted at launch but evolve towards uncrewed operations in the future.

Financial Performance

Income Statement

(Unaudited, US dollars,'000s, except where noted)

	Three Months Ended		Six Months Ended	
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Operating expenses				
Research and development expenses	$ 28,930	$ 45,672	$ 88,006	$ 90,383
Selling, general and administrative expenses	8,301	8,205	15,548	16,097
Total operating expenses	37,231	53,877	103,554	106,480
Operating loss	(37,231)	(53,877)	(103,554)	(106,480)
Gain (Loss) from warrant liability	2,294	(9,471)	2,893	(6,156)
Financial investment income	4,686	3,541	9,808	7,454
Interest expense	(5,228)	(2,388)	(9,848)	(4,622)
Other loss, net	(1,620)	(2,055)	(5,116)	(3,789)
Loss before income taxes	(37,099)	(64,251)	(105,817)	(113,593)
Income tax expense (benefit)	(2,870)	435	(2,775)	(123)
Net loss	$ (34,229)	$ (64,685)	$ (103,042)	$ (113,470)

Balance Sheet

(Unaudited, US dollars,'000s, except where noted)

	June 30, 2026	December 31, 2025
ASSETS		
Current assets		
Cash and cash equivalents	$ 52,210	$ 103,233
Restricted cash	8,592	8,380
Financial investments	342,481	280,845
Related party receivable	61	54
Other current assets	17,838	18,362
Total current assets	421,181	410,874
Non-current assets		
Related party receivables	819	19
Property, plant & equipment, net	13,630	10,560
Right-of-use assets, net	239	310
Capitalized software, net	7,431	4,762
Deferred income taxes, net	6,886	3,916
Other non-current assets	7,543	4,434
Total non-current assets	36,548	24,002
Total assets	$ 457,730	$ 434,875
LIABILITIES AND EQUITY		
Current liabilities		
Accounts payable	$ 1,882	$ 3,828
Related party payables	70,382	70,265
Current portion of long-term debt	5,739	3,374
Warrant liability	1,696	4,588
Other current payables	41,481	42,713
Total current liabilities	121,179	124,769
Non-current liabilities		
Long-term debt	303,140	176,412
Other non-current payables	2,134	1,890
Related party payables	8,446	8,046
Total non-current liabilities	313,720	186,348
Total liabilities	434,899	311,117
Commitments and contingencies (Note 15)		
Equity		
Common stock, $0.001 par value	348	348
Additional paid-in capital	832,614	830,500
Accumulated deficit	(810,131)	(707,090)
Total equity	22,831	123,758
Total liabilities and equity	$ 457,730	$ 434,875

Cash Flow Statement

(Unaudited, US dollars,'000s, except where noted)

	Six Months Ended	
	June 30, 2026	June 30, 2025
Cash flows from operating activities		
Net loss	$ (103,042)	$ (113,470)
Adjustments to reconcile net loss to net cash used by operating activities		
Depreciation and amortization	911	189
Non-cash lease expenses	85	337
Unrealized (gain)/loss on exchange rate translation	3,197	2,216
Share-based compensation	2,253	3,139
Warrants remeasurement (gain)/loss	(2,893)	6,156
Deferred income taxes	(2,970)	-
Changes in operating assets and liabilities		
Accrued interest on financial investments, net	(2,636)	(1,192)
Other assets	(3,953)	(1,816)
Related party receivables	(806)	468
Accounts payable	(4,122)	976
Related party payables	521	5,757
Other payables	(1,876)	16,717
Net cash used by operating activities	(115,330)	(80,523)
Cash flows from investing activities		
Redemptions of financial investments	106,000	155,000
Purchases of financial investments	(165,000)	(108,000)
Expenditures for capitalized software	(1,022)	-
Expenditures for property, plant and equipment	(1,650)	(1,722)
Net cash provided (used) by investing activities	(61,672)	45,278
Cash flows from financing activities		
Repayment of long-term debt principal	(51,776)	-
Proceeds from debt	178,259	20,813
Non-creditor debt issuance costs	(187)	(178)
Tax withholding on share-based compensation	(138)	(157)
Net cash provided by financing activities	126,157	20,479
Effect of exchange rate changes on cash and cash equivalents	34	(65)
Decrease in cash, cash equivalents and restricted cash	(50,811)	(14,832)
Cash, cash equivalents and restricted cash at beginning of period	111,613	56,366
Cash, cash equivalents and restricted cash at end of period	$ 60,802	$ 41,534
Supplemental disclosure of cash information		
Cash paid for interest	$ 5,998	$ 4,329
Cash paid for income tax	$ -	$ 1,015
Supplemental disclosure of other non-cash investing and financing activities		
Property expenditures in accounts payable and other payables	$ 2,258	$ 591
Right-of-use assets obtained in exchange for operating lease liabilities	$ 16	$ 10
Issuance of common stock for vested restricted stock units	$ 515	$ 941

Webcast Details

Management will discuss the results on a conference call on **Tuesday, August 04, 2026, at 8:00 AM** (Eastern Time). The webcast will be publicly available in the Upcoming Events section of the company website: **www.eveairmobility.com**

To listen by phone, please dial 1-877-407-0752 or 1-201-389-0912. A replay of the call will be available until August 18, 2026, by dialing 1-844-512-2921 or 1-412-317-6671 and entering passcode 13761886.

Webcast access here

Upcoming Events

Eve senior management is scheduled to attend the following investor events:

Cannacord Genuity 46th Annual Growth Conference – Boston, August 11-12

Raymond James Industrial Showcase – Virtual, August 13

15th Annual Needham Virtual Industrial Tech, Robotics & Power Conference – Virtual, August 17-18

2026 Jefferies Global Industrials Conference – New York, September 9

Deutsche Bank 16th Annual Aviation Forum: Airlines, Lessors, Manufacturers – New York, September 10

H.C. Wainright 28th Annual Global investment Conference – New York, September 14-16

Non-GAAP Financial Measures (Unaudited)

Management uses both generally accepted accounting principles (GAAP) and non-GAAP financial measures to assess the financial condition of the Company. Management believes certain non-GAAP measures described below provide investors with additional insight into the Company's ongoing business performance and financial condition. These non-GAAP measures should not be considered in isolation or as a substitute for the related GAAP measures, and other companies may define such measures differently. Investors are encouraged to review the Company's financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Free Cash Flow is a non-GAAP measure and is used to review and measure the Company's capital resources against the substantial cash requirements for operations, which can be useful for an investor to assess the Company's liquidity position or needs. Its most comparable GAAP measure is Net Cash used by operating activities. Free Cash Flow is calculated as net cash used by operating activities reduced by expenditures for PP&E, as provided in the "Key Financial Indicators" table on page 1.

Management also uses a non-GAAP measure called "total liquidity" to track the Company's access to capital resources. Total liquidity is defined and measured as the sum of cash and cash equivalents, financial investments, related party loan receivable, and available debt. Cash equivalents include deposits in bank deposit certificates issued by financial institutions in Brazil that are immediately available for redemption and fixed term deposits in US Dollars with original maturities of 90 days or less. Financial investments include debt securities with maturities greater than 90 days but less than 365 days. The remaining borrowing availability from the BNDES loans is fully committed to the Company. The following table reconciles total liquidity used by management:

Total Liquidity

(Unaudited, US dollars, millions)	Jun. 30, 2026	Dec. 31, 2025
Cash and Cash Equivalents	60.8	111.6
Financial Investments	342.5	280.8
Available undrawn debt facilities and grant	128.0	149.0
Total Liquidity	**$ 531.3**	**$ 541.4**

Cash Flow

	Six months ended	
(Unaudited, US dollars, millions)	June 30, 2026	June 30, 2025
Net cash used by operating activities	(115.3)	(80.5)
Net cash provided (used) by investing activities	(61.7)	45.3
Net cash provided by finacing activities	$ 126.2	$ 20.5



About Eve Holding, Inc.

Eve is dedicated to accelerating the Urban Air Mobility ecosystem. Benefitting from a start-up mindset, backed by Embraer S.A.'s more than 50-year history of aerospace expertise, and with a singular focus, Eve is taking a holistic approach to progressing the UAM ecosystem, with an advanced eVTOL project, comprehensive global services and support network and a unique air traffic management solution. Since May 10, 2022, Eve has been listed on the New York Stock Exchange, where its shares of common stock and public warrants trade under the tickers "EVEX" and "EVEXW". In December 2025, the Company was listed on the B3, Brazilian Stock Exchange, under the ticker EVEB31. The information on, or accessible through, any website referenced herein is not incorporated by reference into, and is not a part of, this release.

Forward Looking Statements

Certain statements contained in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as "may," "will," "expect," "intend," "anticipate," "believe," "estimate," "plan," "project," "could," "should," "would," "continue," "seek," "target," "guidance," "outlook," "if current trends continue," "optimistic," "forecast" and other similar words or expressions. All statements, other than statements of historical facts, are forward-looking statements, including, but not limited to, statements about the company's plans, objectives, expectations, outlooks, projections, intentions, estimates, and other statements of future events or conditions, including with respect to all companies or entities named within. These forward-looking statements are based on the company's current objectives, beliefs and expectations, and they are subject to significant risks and uncertainties that may cause actual results and financial position and timing of certain events to differ materially from the information in the forward-looking statements. These risks and uncertainties include, but are not limited to, those set forth herein as well as in Part I, Item 1A. Risk Factors and Part II, Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations of the company's most recent Annual Report on Form 10-K, Part I, Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations and Part II, Item 1A. Risk Factors of the company's most recent Quarterly Report on Form 10-Q, and other risks and uncertainties listed from time to time in the company's other filings with the Securities and Exchange Commission. Additionally, there may be other factors which the company is not currently aware of that may affect matters discussed in the forward-looking statements and may also cause actual results to differ materially from those discussed. The company does not assume any obligation to publicly update or supplement any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements, other than as required by law. Any forward-looking statements speak only as of the date hereof or as of the dates indicated in the statement.



Investor Relations
Lucio Aldworth
Caio Pinez
investors@eveairmobility.com
ir.eveairmobility.com

Media
media@eveairmobility.com
www.eveairmobility.com


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